Exhibit 99.1

Media Contact: Seth Kursman 514-845-4591 Analyst Contact: Duane A. Owens 864-282-9488

FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 6, 2007

BOWATER ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

GREENVILLE, SC—Bowater Incorporated, a wholly owned subsidiary of AbitibiBowater Inc. (NYSE, TSX: ABH), today reported a net loss for the third quarter of 2007 of $142.1 million, or $2.47 per diluted share, on sales of $814.7 million. These results compare with a net loss of $216.1 million, or $3.76 per diluted share, on sales of $875.9 million for the third quarter of 2006.

“In the third quarter, a combination of a rapidly strengthening Canadian dollar and our decision to curtail paper production, negatively impacted our operating results,” said David J. Paterson, Chairman, President and Chief Executive Officer. “In addition, there were several significant charges including an arbitration award and severances. However, with our merger with Abitibi now complete, I look forward to achieving significant synergies and positioning the new company to better face the challenging market conditions.”

Third quarter 2007 special items, net of tax, consisted of the following items: a $11.3 million gain related to asset sales, a $28.4 million charge related to an arbitration award, a $21.5 million charge related to tax adjustments, a $14.1 million charge for severance and merger-related costs and a $29.0 million loss relating to foreign currency changes. Excluding these special items, the net loss for the quarter would have been $60.4 million, or $1.05 per diluted share, compared with third quarter 2006 net loss before special items of $12.3 million, or $0.20 per diluted share. A reconciliation of these items is contained in note 7 to this release.

(more)

SEGMENT DETAIL

Newsprint

For the third quarter, newsprint had an operating loss of $39.5 million compared to an operating loss of $10.7 million for the second quarter. The company’s average transaction price decreased $19 per metric ton. Average operating costs increased $38 per metric ton compared to the second quarter as a result of the strengthening Canadian dollar and approximately 67,000 metric tons of production curtailments. The Canadian dollar strengthening in the third quarter raised costs compared to the second quarter in the newsprint product line by about $6.5 million. The company incurred costs of approximately $4 million as a result of the curtailments. Shipments for the first nine months of 2007 were 12% lower than the same period of 2006. The company is implementing a North American $25 per metric ton price increase as previously announced.

Coated Papers

Operating earnings for the third quarter increased by $8.8 million from the second quarter to $13.1 million. The company’s average transaction price for coated papers increased $21 per short ton during the quarter while average operating costs decreased $17 per short ton. Coated paper inventories decreased 30% in the quarter. The company has informed its customers of a $60 per short ton price increase effective with new orders as of October 22 and for existing orders with shipments after December 1, 2007. This price increase is in addition to the $60 per short ton price announcement for October 1, 2007.

Specialty Papers

Specialty papers had an operating loss of $19.8 million compared to an operating loss of $11.4 million for the second quarter. The company’s average transaction price increased $5 per short ton during the quarter, while average operating costs increased $48 per short ton as a result of 36,000 short tons of production curtailments and the stronger Canadian dollar. The company is implementing price increases for various grades of specialty papers.

Market Pulp

Operating earnings for market pulp increased to $29.3 million in the third quarter. The average market pulp transaction price for the company increased $24 per metric ton. Average operating costs decreased $12 per metric ton compared to the second quarter. In the third quarter, the company completed a major capital project at the Coosa Pines, Alabama fluff pulp facility, improving quality and increasing production capacity. The company has informed its customers of a $30 per metric ton price increase in fluff pulp and a $20 per metric ton price increase in hardwood pulp, both effective October 1, 2007.

(more)

Lumber

For the third quarter, lumber had an operating loss of $10.6 million compared to a loss of $7.3 million for the second quarter. The average lumber transaction price for the company increased $19 per thousand board feet while average operating costs increased $39 per thousand board feet compared to the second quarter. The company continues to curtail lumber production as a result of soft demand.

Earnings Conference Call

Management will hold a conference call to discuss these financial results today at 10:00 a.m. Eastern time, November 6, 2007. The conference call number is 1-866-898-9626 or 514-868-1042. A webcast of the call will be available at www.abitibibowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available on AbitibiBowater’s website.

About AbitibiBowater

AbitibiBowater produces a wide range of newsprint and commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. Following the required divestiture agreed to with the U.S. Department of Justice, AbitibiBowater will own or operate 31 pulp and paper facilities and 35 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 80 countries, the Company is among the world’s largest recyclers of newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. The company’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

All amounts are in U.S. dollars.

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our ability to realize synergies from the combination of Abitibi-Consolidated Inc. and Bowater Incorporated, the anticipated timing of and the progress of integration efforts related to the combination, our competitive position, the impact of recently announced price increases, and our business outlook, strategies and assessment of market conditions. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “expect”, “will”, “believe”, “anticipate”, and other terms with similar meaning indicating possible future events or actions or potential impact on the business or stockholders of AbitibiBowater.

(more)

These forward-looking statements are not guarantees of future performance. They are based on management’s assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, negative industry conditions and further growth in alternative media, actions of competitors, Canadian dollar exchange rates, the demand for higher margin coated and uncoated mechanical paper and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the combination of Abitibi-Consolidated and Bowater, the following factors, among others could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully or that the anticipated improved financial performance, product quality, and product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors are listed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission and the Canadian securities regulatory authorities, including those factors contained in the company’s registration statement on Form S-3 filed on October 29, 2007, under the caption “Risk Factors.” All forward-looking statements in this news release are expressly qualified by information contained in the company’s filings with the Securities and Exchange Commission and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise these forward-looking statements.

Any information about industry or general economic conditions contained in this news release is derived from third party sources that the company believes are widely accepted and accurate; however, the company has not independently verified this information and cannot assure its accuracy.

# # #

BOWATER INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Sales	$814.7	$875.9	$2,384.9	$2,668.5
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	672.3	650.7	1,912.3	2,028.6
Depreciation, amortization and cost of timber harvested	79.5	80.8	239.1	243.1
Distribution costs	83.9	83.4	242.0	249.8
Selling and administrative expenses	49.8	47.9	144.8	127.2
Impairment of assets (1)	—	246.4	—	246.4
Legal settlement (2)	28.4	—	28.4	—
Net gain on disposition of assets (3)	(17.1)	(54.0)	(139.6)	(154.5)

Operating loss	(82.1)	(179.3)	(42.1)	(72.1)

Other income (expense):
Interest income	2.2	2.0	5.7	4.1
Interest expense	(47.3)	(50.8)	(141.9)	(149.5)
Foreign exchange (loss) gain	(17.4)	0.7	(37.0)	(2.3)
Other, net	(0.9)	2.2	(3.5)	7.9

	(63.4)	(45.9)	(176.7)	(139.8)

Loss before income taxes, minority interests and cumulative effect of accounting change	(145.5)	(225.2)	(218.8)	(211.9)

Income tax benefit (provision) (4)	0.4	9.9	(19.2)	(29.5)
Minority interests, net of tax (3)	3.0	(0.8)	(2.1)	(1.5)

Loss before cumulative effect of accounting change	(142.1)	(216.1)	(240.1)	(242.9)
Cumulative effect of accounting change, net of tax (5)	—	—	—	(2.6)

Net loss	$(142.1)	$(216.1)	$(240.1)	$(245.5)

Basic loss per common share: (6)
Loss before cumulative effect of accounting change	$(2.47)	$(3.76)	$(4.18)	$(4.23)
Cumulative effect of accounting change, net of tax	—	—	—	(0.05)

Net loss per share	$(2.47)	$(3.76)	$(4.18)	$(4.28)

Diluted loss per common share: (6)
Loss before cumulative effect of accounting change	$(2.47)	$(3.76)	(4.18)	(4.23)
Cumulative effect of accounting change, net of tax	—	—	—	(0.05)

Net loss per share	$(2.47)	$(3.76)	$(4.18)	$(4.28)

Average number of basic and diluted shares outstanding (6)	57.5	57.4	57.4	57.4

BOWATER INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of dollars)

	September 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$83.9	$98.9
Accounts receivable, net	456.7	444.5
Inventories	366.8	349.8
Timberlands held for sale (3)	4.8	18.7
Other current assets	68.5	47.1

Total current assets	980.7	959.0

Timber and timberlands	58.8	60.8
Fixed assets, net	2,737.3	2,877.9
Goodwill	590.7	590.2
Other assets	142.6	158.0

Total assets	$4,510.1	$4,645.9

Current liabilities:
Current installments of long-term debt	$21.7	$14.9
Short-term bank debt	72.0	—
Accounts payable and accrued liabilities	466.1	431.2

Total current liabilities	559.8	446.1

Long-term debt, net of current installments	2,243.9	2,251.6
Pension and other postretirement benefit obligations	641.1	651.1
Other long-term liabilities	72.1	92.5
Deferred income taxes	349.3	313.0
Minority interests in subsidiaries	77.7	59.0
Shareholders’ equity	566.2	832.6

Total liabilities and shareholders’ equity	$4,510.1	$4,645.9

BOWATER INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of dollars)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(240.1)	$(245.5)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change, net of tax (5)	—	2.6
Share-based compensation	10.1	1.8
Depreciation, amortization and cost of timber harvested	239.1	243.1
Impairment and other related charges (1)	—	246.4
Deferred income taxes	31.4	21.6
Minority interests, net of tax (3)	2.1	1.5
Pension contributions, net of pension benefit costs	(26.6)	(25.9)
Net gain on disposition of assets (3)	(139.6)	(154.5)
Changes in working capital:
Accounts receivable	(12.1)	(51.4)
Inventories	(17.0)	6.8
Income tax receivables and payables	0.1	11.2
Accounts payable and accrued liabilities	34.6	21.2
Other, net	4.1	(10.6)

Net cash (used in) provided by operating activities	(113.9)	68.3

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(72.6)	(138.0)
Disposition of assets, including timber and timberlands	166.6	296.5
Direct acquisition costs related to the proposed merger with Abitibi-Consolidated Inc.	(17.2)	—

Net cash provided by investing activities	76.8	158.5

Cash flows from financing activities:
Cash dividends	(34.9)	(34.7)
Short-term financing	80.0	370.9
Short-term financing repayments	(8.0)	(432.5)
Repurchase of long-term debt	—	(17.5)
Payments of long-term debt	(15.0)	(22.3)

Net cash provided by (used for) financing activities	22.1	(136.1)

Net (decrease) increase in cash and cash equivalents	(15.0)	90.7

Cash and cash equivalents at beginning of year	98.9	30.1

Cash and cash equivalents at end of year	$83.9	$120.8

BOWATER INCORPORATED

Notes to the Press Release and Unaudited Consolidated Financial Statements

(1)

During the third quarter of 2006, Bowater realigned its organizational structure to move from a divisional organization to a functional organization that supports and focuses on its multi-product line manufacturing and sales across its mill base. As a result of this organizational realignment, Bowater now manages its business based on the products it manufactures and sells to its external customers, and therefore, its reportable segments and goodwill reporting units changed. Prior to the reallocation of goodwill to its new reporting units, Bowater performed an interim test for impairment. As a result of this review, Bowater recorded a charge of $200 million attributable to an impairment of goodwill at its Thunder Bay facility. A non-cash asset impairment charge attributable to this facility was also recorded in the third quarter of 2006 as discussed below.

Based on the continued decline of North American newsprint consumption through the third quarter of 2006, Bowater could no longer foresee the restart of paper machine No. 3 at its Thunder Bay facility, which had been idled since 2003. Accordingly, Bowater recorded a non-cash asset impairment charge of $18.9 million. Also during the third quarter of 2006, Bowater decided to close its Benton Harbor operation. The close resulted in a review of the facility’s long-lived assets for impairment. As a result, Bowater recorded a non-cash asset impairment charge of $23.5 million. An additional $4.0 million was also recorded for lease costs, contract termination costs and severance. Inventory write-downs totaling $0.4 million were recorded in cost of sales.

(2)

On September 7, 2007, Bowater received a decision in an arbitration related to the 1998 sale to Weyerhaeuser Company (“Weyerhaeuser”) of its former pulp and paper facility in Dryden, Ontario. As reported in Bowater’s Annual Report on form 10-K, Bowater and Weyerhaeuser have been arbitrating a claim regarding the cost of certain environmental matters related to the mill. The arbitrators awarded Weyerhaeuser approximately $42.9 million (CDN $44.0 million), including interest. As a result of the arbitrators’ decision, which is binding upon Bowater and not subject to appeal, Bowater recorded a pre-tax charge of $28.4 million (CDN $29.1 million) during the third quarter of 2007.

(3)

During the third quarter of 2007, Bowater sold approximately 11,400 acres of timberlands primarily located in Tennessee, and during the first three quarters of 2007, Bowater sold approximately 119,200 acres of timberlands primarily located in Tennessee and Canada. One of Bowater’s consolidated subsidiaries, which is owned 49% by a minority interest, sold approximately 25,000 acres of the 119,200 acres and recorded a pre-tax gain on the sale of land of $22.8 million during the first three quarters of 2007. During the third quarter of 2006, Bowater sold approximately 23,000 acres of timberlands, and during the first three quarters of 2006, Bowater sold approximately 519,000 acres of timberlands, its Degelis sawmill and its Baker Brook sawmill. As of September 30, 2007, Bowater has approximately 17,600 acres of timberlands classified as held for sale.

(4)

During the third quarter and the first three quarters of 2007, income tax benefits and tax credits of $34.1 million and $71.4 million, respectively, arising primarily from operating losses at certain Canadian operations were entirely offset by tax charges to increase Bowater’s tax valuation allowance, which was initially established in December 2005. During the third quarter and the first three quarters of 2006, income tax benefits and credits of $18.2 million and $73.8 million, respectively, also arising from operating losses at certain Canadian operations were entirely offset by tax charges to increase the tax valuation allowance. Also during the third quarter of 2007, Bowater recorded a tax benefit of $5.3 million due to the fact that its U.S. statute of limitations for the tax year 2003 had closed and the tax reserves associated with that year were no longer needed. On January 1, 2007, Bowater adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing the threshold a tax position is required to meet before being recognized in the financial statements. As a result of the implementation of FIN 48, Bowater decreased its liability for unrecognized tax benefits by $2.3 million, which was accounted for as a decrease to its January 1, 2007 retained deficit balance. The reduction represents the cumulative effect of adoption on prior periods.

(5)

Effective January 1, 2006, Bowater adopted FASB Statement No. 123R, “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires the measurement of all employee share-based payments, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The adoption of SFAS No. 123R resulted in a cumulative effect adjustment, net of tax, of $2.6 million, or $0.05 per diluted share, in 2006.

(6)

For the calculation of basic and diluted loss per share for the three and nine months ended September 30, 2007 and 2006, no adjustments to net loss are necessary. The effect of dilutive securities is not included in the computation for the three and nine months ended September 30, 2007 and 2006 as the effect would be anti-dilutive.

(7)

A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to Bowater’s use of non-GAAP measures of operating income (loss), net loss and loss per share reported before special items is presented in the tables below. Bowater believes that these measures allow investors to more easily compare its ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating loss, net loss and loss per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating loss from our consolidated statement of operations adjusted for special items. Internally, the Company uses a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes impairment charges, severance charges, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income. Therefore, this non-GAAP presentation is consistent with Bowater’s internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating loss provided in Bowater’s consolidated statement of operations. Bowater believes that this non-GAAP measure is useful because it is consistent with its internal presentation and performance analysis and allows investors to more easily compare the Company’s ongoing operations and financial performance from period to period.

Net loss before special items - is defined as net loss from Bowater’s consolidated statement of operations adjusted for the special items discussed above plus foreign exchange losses, the impact of the adoption of new accounting standards, net of tax, and the adjustment for tax charges that have been taken against the income tax benefits arising primarily from operating losses at certain of Bowater’s Canadian operations (refer to Note 4 above). The adjustment for these items is consistent with Bowater’s internal presentation, and the tax adjustment is provided for our investors to reflect a more appropriate effective tax rate. This non-GAAP measure should be used in addition to and not as a substitute for net loss provided in Bowater’s consolidated statement of operations. Bowater believes that this non-GAAP measure is useful because it is consistent with its internal presentation and allows investors to more easily compare the Company’s ongoing operations and financial performance from period to period.

Loss per share (EPS) before special items - is defined as diluted EPS calculated based on the net loss before special items. This non- GAAP measure should be used in addition to and not as a substitute for Bowater’s loss per share calculated in accordance with GAAP as provided in the consolidated statements of operations. Bowater believes that this non-GAAP measure is useful because it is consistent with its internal presentation and allows investors to more easily compare the Company’s EPS from ongoing operations and financial performance from period to period.

Three Months Ended September 30, 2007 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(82.1)	$(142.1)	$(2.47)

Adjustments for special items:
Sale of assets	(17.1)	(11.3)	(0.19)
Legal settlement	28.4	28.4	0.49
Severance and merger-related costs	17.6	14.1	0.25
Foreign exchange	—	29.0	0.50
Tax adjustments	—	21.5	0.37

GAAP as adjusted for special items	$(53.2)	$(60.4)	$(1.05)

Three Months Ended September 30, 2006 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(179.3)	$(216.1)	$(3.76)

Adjustments for special items:
Sale of assets	(54.0)	(33.2)	(0.58)
Impairment of assets	246.8	236.7	4.13
Severance	6.9	4.5	0.08
Foreign exchange	—	1.5	0.03
Tax adjustments	—	(5.7)	(0.10)

GAAP as adjusted for special items	$20.4	$(12.3)	$(0.20)

Nine Months Ended September 30, 2007 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(42.1)	$(240.1)	$(4.18)

Adjustments for special items:
Sale of assets	(139.6)	(89.2)	(1.55)
Legal settlement	28.4	28.4	0.49
Severance and merger-related costs	47.1	37.8	0.66
Foreign exchange	—	61.2	1.07
Tax adjustments	—	51.4	0.89

GAAP as adjusted for special items	$(106.2)	$(150.5)	$(2.62)

Nine Months Ended September 30, 2006 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(72.1)	$(245.5)	$(4.28)

Adjustments for special items:
Sale of assets	(154.5)	(96.8)	(1.69)
Impairment of assets	246.8	236.7	4.13
Severance	11.3	7.4	0.13
Adoption of new accounting standard	—	2.6	0.05
Foreign exchange	—	20.4	0.35
Tax adjustments	—	26.3	0.46

GAAP as adjusted for special items	$31.5	$(48.9)	$(0.85)

A schedule of historical financial and operating statistics is available upon request and on Bowater’s web site (www.bowater.com).